Exhibit 99.1

Imperial declares third quarter 2019 dividend

Calgary, AB – August 2, 2019 – Imperial Oil Limited today declared a quarterly dividend of 22 cents per share on the outstanding common shares of the company, payable on October 1, 2019, to shareholders of record at the close of business on September 4, 2019.

This third quarter 2019 dividend compares with the second quarter 2019 dividend of 22 cents per share.

Imperial has a long and successful history of growth and financial stability in Canada as a leading member of the petroleum industry. The company has paid dividends every year for over a century and has increased its annual dividend payment for 24 consecutive years.

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After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.